                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

                                  FORM 8-K/A

                                CURRENT REPORT
                        Pursuant to Section 13 or 15(d)
                    of the Securities Exchange Act of 1934

                                 May 10, 1999
               Date of Report (Date of earliest event reported)




                            Safeguard Scientifics, Inc.
--------------------------------------------------------------------------------
            (Exact name of Registrant as specified in its charter)





         Pennsylvania                    1-5620                23-1609753
-------------------------------         -------           ----------------------
(State or other jurisdiction of                                (I.R.S. Employer
incorporation or organization)    (Commission File Number)      Identification
                                                                   Number)

800 The Safeguard Building, 435 Devon Park Drive                    19087
------------------------------------------------          ----------------------
                   Wayne, PA                                     (Zip Code)
   (Address of principal executive offices)

Registrant's telephone number, including area code:            (610) 293-0600
                                                          ----------------------

                               (Not applicable)
         (Former name or former address, if changed since last report)

EXPLANATORY NOTE

     This Form 8-K/A amends Item 7 of the current report on Form 8-K filed by Safeguard Scientifics, Inc. ("Safeguard") on May 25, 1999 to include financial statements that were not available at the time of the filing of the initial report. The financial statements are required as a result of the May 10, 1999 acquisition by Safeguard's majority-owned subsidiary, CompuCom Systems, Inc. ("CompuCom") of certain assets of ENTEX Information Services, Inc. ("ENTEX") whereby Compucom acquired certain assets of ENTEX's Technology Acquisition Services Division ("TASD").


Item 7. FINANCIAL STATEMENTS AND PRO FORMA FINANCIAL INFORMATION

Item 7(a). COMBINED FINANCIAL STATEMENTS OF ENTEX INFORMATION SERVICES, INC. TECHNOLOGY ACQUISITION SERVICES DIVISION


                         INDEPENDENT AUDITORS' REPORT


The Board of Directors and Stockholders

 ENTEX Information Services, Inc.:

     We have audited the combined balance sheets of ENTEX Information Services, Inc. Technology Acquisition Services Division as of June 28, 1998 and June 29, 1997 and the related combined statements of operations and cash flows for each of the years in the three-year period ended June 28, 1998. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express our opinion on these combined financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of ENTEX Information Services, Inc. Technology Acquisition Services Division as of June 28, 1998 and June 29, 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended June 28, 1998, in conformity with generally accepted accounting principles.


                                                        KPMG LLP


Stamford, Connecticut
May 17, 1999

                       ENTEX INFORMATION SERVICES, INC.
                   TECHNOLOGY ACQUISITION SERVICES DIVISION
                            COMBINED BALANCE SHEETS
                            (Dollars in thousands)




                                                                                        June 28,          June 29,       March 28,
                                                                                          1998              1997           1999
                                                                                      ------------       ---------      ----------
                                                                                                                        (Unaudited)
                        ASSETS
Current assets:
  Cash.........................................................................        $   10,724         $  12,494      $    9,034
  Trade receivables, net of allowance for doubtful
  accounts of $3,659, $3,721 and $3,867, respectively..........................           289,802           261,247         255,746
  Vendor receivables, net of allowance of $3,787, $2,000
    and $3,461, respectively...................................................            47,592            37,789          39,518
  Finished goods inventories...................................................           180,105           175,151         111,593
  Other current assets.........................................................             4,160             3,494           3,368
                                                                                       -----------        ----------       ---------
    Total current assets.......................................................           532,383           490,175         419,259
  Property, plant and equipment, net...........................................            26,360            18,969          17,155
  Goodwill, net of accumulated amortization of $9,076, $6,102
    and $11,476, respectively..................................................            30,076            33,083          27,677
  Other assets, net............................................................               656               545           4,585
                                                                                       ----------         ----------     ----------
      Total assets.............................................................        $  589,475         $  542,772     $  468,676
                                                                                       ==========         ==========     ==========

                      LIABILITIES AND NET ACCUMULATED DEFICIT
Current liabilities
  Accounts payable.............................................................        $  323,313         $  257,913     $  282,256
  Accrued liabilities..........................................................            25,354             19,673         28,778
  Notes payable and current installments of long-term debt.....................           220,101            268,703        130,444
                                                                                       ----------         ----------     ----------
   Total current liabilities...................................................           568,768            546,289        441,478
                                                                                       ----------         ----------     ----------
  Long-term debt...............................................................            42,207             44,075        102,276
  Other long-term liabilities..................................................               661              1,172             --
                                                                                       ----------         ----------     ----------
   Total long-term liabilities.................................................            42,868             45,247        102,276
                                                                                       ----------         ----------     ----------
     Total liabilities.........................................................           611,636            591,536        543,754
                                                                                       ----------         ----------     ----------
Net accumulated deficit........................................................          (22,161)           (48,764)       (75,078)
                                                                                       ----------         ----------     ----------
                                                                                       $  589,475         $  542,772     $  468,676



           See accompanying notes to combined financial statements.

                       ENTEX INFORMATION SERVICES, INC.
                   TECHNOLOGY ACQUISITION SERVICES DIVISION
                       COMBINED STATEMENTS OF OPERATIONS
                            (Dollars in thousands)



                                                                              Years Ended                     Nine Months Ended
                                                                 -------------------------------------     -----------------------
                                                                  June 28,      June 29,      June 30,     March 28,     March 29,
                                                                    1998          1997          1996          1999         1998
                                                                 -----------  -----------   ----------    ----------     ----------
                                                                                                                (unaudited)
Net revenues...................................................   $2,020,271   $2,140,893    $1,947,298    $1,377,058    $1,534,153
                                                                 -----------  -----------    ----------    ----------    ----------
Cost and expenses:
 Cost of products sold.........................................    1,807,478    1,930,873     1,770,351     1,265,303     1,371,674
 Inventory charges.............................................           --           --            --         4,000            --
 Selling, general and administrative expenses..................      169,215      182,885       154,182       115,528       123,046
 Restructuring costs...........................................           --           --            --        12,000            --
 Unusual charges...............................................           --           --            --        12,000            --
 Nonrecurring stock compensation costs.........................           --           --        14,548            --            --
                                                                  -----------   ---------      --------      --------      --------
  Income (loss) from operations................................       43,578       27,135         8,217       (31,773)       39,433
                                                                  ----------    ---------      --------      ---------     --------
Interest expense, net..........................................       27,497       27,859        24,970        21,897        20,773
                                                                  ----------    ---------      --------      ---------     --------
 Income (loss) before income taxes.............................       16,081         (724)      (16,753)      (53,670)       18,660
Provision for income taxes.....................................          351           25            28            23            13
                                                                  ----------    ---------      --------      ---------     --------
 Net income (loss).............................................   $   15,730   $     (749)   $  (16,781)   $  (53,693)   $   18,647
                                                                  ==========    =========    ===========   ===========   ==========



           See accompanying notes to combined financial statements.

                               ENTEX INFORMATION
                                SERVICES, INC.
                   TECHNOLOGY ACQUISITION SERVICES DIVISION
                       COMBINED STATEMENTS OF CASH FLOWS
                            (Dollars in thousands)



                                                                   Years Ended                      Nine Months Ended
                                                        ------------------------------------    --------------------------
                                                           June 28,     June 29,     June 30,     March 28,     March 29,
                                                             1998        1997         1996          1999         1998
                                                        -----------    ---------    --------     ----------    ----------
                                                                                                        (unaudited)
Cash flows from operating activities:
 Net income (loss)..................................       $15,730        $(749)     $(16,781)
Adjustments to reconcile net income (loss) to net
cash used in operating activities:
  Stock compensation costs..........................            --           --        12,948
  Depreciation and amortization.....................        11,814        9,694         6,956
  Provision for doubtful trade and vendor
  receivables.......................................         1,725        2,071         1,465
  Accretion on long-term debentures and notes.......         1,812        1,524         1,497
  Other.............................................          (111)         563         6,361
Changes in working capital, net of effects of
acquisitions:
 Trade receivables...................................      (28,493)       1,242       (83,647)
 Inventories........................................        (4,954)     (10,591)      (32,778)
 Vendor receivables.................................       (11,590)     (18,449)      (11,463)
 Other current assets...............................          (666)          87         2,326
 Accounts payable and accrued liabilities...........        71,081       (3,157)       44,807
 Other long-term liabilities........................          (511)         996        (9,606)
                                                          --------      -------       -------
  Net cash provided by (used in) operating
  activities........................................        55,837      (16,769)      (77,915)       $ 41,382     $ 57,985
                                                       -----------    ----------     ---------      ---------     ---------
Cash flows from investing activities:
 Capital expenditures................................      (16,198)     (11,467)      (16,016)        (12,061)      (6,207)
 Cash paid for acquisitions.........................            -        (6,014)      (18,491)             -            -
 Sale of assets, net of expenses....................            -         1,002         4,250              -            -
                                                        -----------    ----------     ---------      ---------     ---------
  Net cash used in investing activities.............       (16,198)     (16,479)      (30,257)        (12,061)      (6,207)
                                                        -----------    ----------     ---------      ---------     ---------
Cash flows from financing activities:
 Net transactions with ENTEX........................       (41,409)      35,534       107,990         (31,011)     (57,367)
                                                        -----------    ----------     ---------      ---------     ---------
Increase (decrease) in cash.........................        (1,770)       2,286          (182)         (1,690)      (5,589)
Cash at beginning of period.........................        12,494       10,208        10,390          10,724       12,494
                                                        -----------    ----------     ---------      ---------     ---------
Cash at end of period...............................       $10,724      $12,494       $10,208          $9,034       $6,905
                                                        ===========    =========      =========      ========      =========
Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest paid.......................................      $ 25,799     $ 27,344      $ 23,588        $ 16,914     $ 20,500
                                                        ===========    =========      =========      ========      =========
Taxes paid/(refunded)...............................          $(35)    $( 9,065)       $7,647          $1,278        $(372)
                                                        ===========    =========      =========      ========      =========




           See accompanying notes to combined financial statements.

                       ENTEX INFORMATION SERVICES, INC.
                   TECHNOLOGY ACQUISITION SERVICES DIVISION
                    NOTES TO COMBINED FINANCIAL STATEMENTS
   (Information and amounts relating to the periods March 1999 and 1998 are unaudited)
                            (Dollars in thousands)


  (1)  Summary of Significant Accounting Policies

  (A) Description of the Business

       The Technology Acquisition Services Division (the "TAS Division") is an operating unit of ENTEX Information Services, Inc. ("ENTEX" or the "Company"). ENTEX was formed for the purpose of acquiring, on August 6, 1993, the net assets of the personal computer and systems integration business of JWP Information Services, Inc. On June 28, 1996, the Company's former parent, ENTEX Holdings, Inc., ("Holdings") was merged with and into the Company. Holdings' investment in the Company represented its only substantive assets and operations, and accordingly, was accounted for like a pooling-of-interests transaction.

       The Company has two principal sources of revenue: product revenues and service revenues. Product revenues, which represent the revenues of the TAS Division, include acquisition and procurement of personal computer and network products, software, peripherals and configuration. Service revenues include network services, professional services, outsourcing services, PC and network operation support services, on-site and centrally located help desk services, as well as asset management services.

       In November 1998, the Company's Board of Directors authorized management actions that resulted in the reorganization of ENTEX's business to create two operating units: the TAS Division and the Services Division, each functioning as a separate operating division within ENTEX. Prior to the reorganization, these units operated together, and as such, many items were commingled. Therefore, the accompanying combined financial statements of the TAS Division have been prepared using the allocation methodologies described below under "Basis of Presentation."

       Effective May 10, 1999, the Company sold certain assets (inventory, land and building, and fixed assets) of its TAS Division to CompuCom Systems, Inc. ("CompuCom"). The transaction was structured as an asset sale for cash. Included in the sale were all of the inventory and equipment in the Company's Erlanger, Kentucky Integration Center and its Corporate Account Call Center in Mason, Ohio.

   (B) Fiscal Year

       The Company maintains its accounting records on a fifty-two week basis ending on the Sunday closest to June 30. The accompanying financial statements present the results of operations for the fiscal years June 30, 1997 to June 28, 1998, July 1, 1996 to June 29, 1997 and July 3, 1995 to June
  30, 1996.

  (C) Basis of Presentation

       The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the combined financial statements and accompanying notes. Actual results could differ from those estimates.

       The TAS Division's combined financial statements include allocations of corporate expenses from ENTEX including SG&A and interest. Additionally, the TAS Division's combined financial statements include allocations of cash, goodwill and debt. Management believes the allocations have been made on a reasonable basis. The following describes the allocation methodologies used by management in the preparation of the TAS Division's combined financial statements:

       SG&A, excluding depreciation and amortization, was allocated to the TAS Division using an efforts-based methodology giving consideration to headcount allocations and other information.

       Depreciation and amortization associated with the fixed assets used by the TAS Division has been allocated to it. Amortization associated with goodwill has been allocated to the TAS Division based on the proportional allocation of goodwill between ENTEX's operating segments (see below for goodwill allocation).

       Entex's consolidated interest expense has been allocated to the TAS Division based on a net asset ratio. The net asset ratio is based on the assets and liabilities that are specifically identifiable with or allocated to a particular segment of ENTEX's consolidated operations.

       Cash was allocated between ENTEX's operating segments based on the relative allocation of floor-plan financing indebtedness between these segments. The nature of ENTEX's operations is such that available cash is used to pay down floor-plan financing indebtedness.

       ENTEX made certain acquisitions of businesses that included both product and service operations. In connection with these acquisitions, ENTEX recorded goodwill, which was allocated between ENTEX's operating segments based on revenue and gross profit projections of each respective business made at the acquisition date.

       Acquisition indebtedness was allocated to the TAS Division based on its proportional share of the total assets, including goodwill, associated with the acquired entity. Certain mortgage indebtedness exclusively associated with the operations of the TAS Division was identified as TAS Division indebtedness. Floor-plan financing indebtedness associated with ENTEX's operations was allocated to the TAS Division based on the assets and liabilities that are specifically identifiable with or allocated to a particular segment of ENTEX's consolidated operations.

       The accompanying unaudited condensed combined financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and
  Article 10 of Regulation S-K. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Interim results are not necessarily indicative of results for a full year.

  (D) Inventories

       Inventory for resale is stated at the lower of cost or market value. The TAS Division assesses the appropriateness of the inventory valuations giving consideration to obsolete, slow moving or non-saleable inventory.

  (E) Property, Plant and Equipment

       Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation expense is calculated using the straight-line method over the estimated useful lives of the assets. Such useful lives range from 25 years for buildings to three to seven years for furniture and equipment. Leasehold and capital improvements are amortized using the straight-line method over the estimated useful life of the property of four years or over the term of the lease, whichever is shorter.

       The Company systematically reviews the recoverability of its long-lived assets by comparing their unamortized carrying value to their related undiscounted future cash flows. Any impairment is charged to expense when such determination is made.

  (F) Capitalized Software

       As of June 30, 1997 the TAS Division adopted the provisions of SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." The SOP requires that certain costs related to the development or purchase of internal-use software be capitalized and amortized over the estimated useful life of the software. The SOP also requires that costs related to the preliminary project stage and the post-implementation/operations stage of an internal-use computer software development project be expensed as incurred. The impact of adopting SOP 98-1 did not have a significant impact on previously recorded amounts.

  (G) Goodwill

       Goodwill relates to the excess of cost over the net assets of acquired businesses as allocated to the TAS Division, and is being amortized on a straight-line basis from ten to 20 years.

       The Company reviews the recoverability of goodwill by comparing the unamortized balance to the related anticipated undiscounted future cash flows and measures any impairment based on the excess of the unamortized balance over the present value of future cash flows, discounted using the Company's average cost of funds.

  (H) Revenue Recognition

       Revenue from the sale of computer equipment and peripherals is recognized at the time of shipment to the customer.

       In October 1997, the AICPA issued Statement of Position ("SOP") 97-2, "Software Revenue Recognition", which supersedes SOP 91-1. SOP 97-2, which the TAS Division adopted as of June 30, 1997, generally requires revenue earned on software arrangements involving multiple elements, such as additional software products, upgrades or enhancements, to be allocated to the various elements of such sale based on "vendor-specific objective evidence of fair values" allocable to each such element. The TAS Division's software sales primarily consist of shrink wrap and volume license agreement software sales. The TAS Division recognizes software revenue when all elements of the arrangement are complete.

  (I) Vendor Programs

       The TAS Division receives volume incentives and rebates (i.e. marketing development funds) from certain manufacturers related to sales of certain products, which are recorded as a reduction of cost of sales when related products are sold. Other incentives may require specific incremental action on the part of the Company such as training, advertising or other pre-approved market development activities and are recognized as an offset to the related costs when the required action is performed.

  (J) Risks & Uncertainties

       The TAS Division's business is dependent in large measure upon its relationship with key vendors since a substantial portion of the TAS Division's revenue is derived from the sales of the products of such key vendors. Changes in the dynamics of the industry, including the manner in which vendors approach the marketplace, or the termination of, or a material changes to, the TAS Division's agreements with these vendors would have a material adverse effect on the TAS Division. In addition, a material decrease in the level of marketing development programs offered by manufacturers, or an insufficient or interrupted supply of vendors' product would also have a material adverse effect on the TAS Division's business. In addition, the TAS Division's asset based borrowings are exposed to market risk due to fluctuations in interest rates.

  (K) Income Taxes

       The Company uses the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.
  The effect on deferred tax assets and liabilities of a change in the tax rates is recognized in income in the period that includes the enactment date.

  (L) Financial Instruments

       The TAS Division's financial instruments, principally cash, accounts receivable and accounts payable, are carried at cost, which approximates fair value due to the short-term maturity of these instruments. As amounts outstanding under the TAS Division's credit agreements bear interest approximating current market rates, their carrying amounts approximate fair value.

  (M) Stock-Based Compensation

       The TAS Division accounts for its stock option plans in accordance with Accounting Principles Board Opinion No. 25, "Accounting For Stock Issued To Employees." No compensation expense relating to stock compensation has been recognized in 1999, 1998 or 1997 because the options had an exercise price equal to or greater than the market value of the common stock on the date of the grant.

  (N) New Accounting Pronouncements

       In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 requires companies to recognize all derivatives as assets or liabilities measured at their fair value. Gains and losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. This statement is effective for fiscal years beginning after June 15, 2000 and based on current events the TAS Division does not believe the statement will have a significant impact on the financial statements.

       On April 3, 1998, the Accounting Standards Executive Committee of the AICPA released SOP 98-5, "Reporting on the Costs of Start-Up Activities." The SOP, which is effective for periods beginning after December 15, 1998, requires that at the beginning of the fiscal year of adoption, the unamortized portion of deferred start up costs should be written off and reported as a change in accounting principle. Future costs of start-up activities should then be expensed as incurred. This statement is not expected to have a significant impact on the financial statements.

  (2)  Special Charges

       In November 1998, the Company's Board of Directors authorized management actions that resulted in the reorganization of ENTEX's business to create two operating units: the TAS Division and a Services Division, each functioning as a separate operating division within ENTEX Information Services. The reorganization was intended to reduce costs and increase operational focus to respond to new market dynamics.

       As a result, income for the nine months ended March 28, 1999 includes a restructuring charge of $12 million, which the TAS Division recorded during the second fiscal quarter ended December 27, 1998. The restructuring charge includes $5 million to cover costs related to involuntary severance benefits in connection with a workforce reduction affecting approximately 300 employees, all of whom had left the Company at March 28, 1999. In addition, the restructuring charge includes $7 million in connection with branch office consolidations, facilities reductions and other costs. As of March 28, 1999, $6.3 million of costs had been charged against the reserve.

       The remaining liability of $5.7 million at March 28, 1999, primarily relates to future lease obligations, net of estimates of sublease income and remaining severance payments, and is classified as accrued liabilities in the combined balance sheet.

       In addition, results for the nine months ended March 28, 1999 include unusual items totaling $16 million in connection with the reorganization. These unusual items consist of $10.7 million related to the abandonment of implementation of the R3TM Enterprise Requirements Planning System ("ERP") from SAP, $4 million, recorded as cost of revenues, to expedite the liquidation of excess finished goods, and $1.3 million primarily related to incentives to employees during the restructuring effort.

   (3)  Acquisitions

       On September 19, 1995 the Company purchased all of the outstanding shares of Random Access, Inc. ("Random Access") for $21,970. Random Access was a provider of information technology solutions through the sale of microcomputers and technical services to corporate and institutional clients in the western United States. The Company issued a $20,000 four-year interest-bearing note payable to IBM Credit Corporation to fund this purchase. The acquisition has been accounted for as a purchase, and the results of operations of Random Access have been included in the accompanying financial statements since the date of acquisition. The excess of the aggregate purchase price over the fair value of the net assets acquired was $28,317, of which $21,521 has been allocated to the TAS Division.

       On July 12, 1996, the Company acquired all the issued and outstanding stock of FCP Technologies Inc. ("FCP") for $7,216, including direct acquisition costs. FCP was a systems integrator based in Frederick, Maryland specializing in network integration, migration and consulting services. The acquisition has been accounted for as a purchase, and the allocated results of operations of FCP have been included in the accompanying financial statements since the date of acquisition. The excess of the aggregate purchase price over the fair market value of the net assets acquired was $14,077, of which $5,490 has been allocated to the TAS Division.

  (4)  Property, Plant and Equipment

       Property, plant and equipment consist of the following:


                                                June 28,         June 29,
                                                  1998             1997
                                                ---------        --------
        Land........................             $1,155           $1,155
        Building and building
          improvements..............              6,204            6,204
        Office and computer equipment
          and related software.......            19,565           15,031
        Allocated assets..............            9,757            2,081
                                                ---------        --------
        Accumulated depreciation and
          amortization..................        (10,321)          (5,502)
                                                ---------        --------
                                               $ 26,360         $ 18,969
                                                =========        ========

  (5) Debt

       As indicated in Note 1, debt has been allocated to the TAS Division using three basic allocation methodologies, depending on the nature of the indebtedness. None of the debt allocated to the TAS Division has been assumed
  by CompuCom in connection with the transaction described in Note 1.    Asset
  based financing consists of both interest bearing and non-interest bearing indebtedness. At June 28, 1998 and June 29, 1997, approximately 76.4% and 80.3%, respectively, of the Company's outstanding asset based financing indebtedness was interest bearing at rates approximating prime plus 1/2%.

       Other short-term debt and long-term debt include an allocation of acquisition indebtedness and a mortgage note on the Erlanger, Kentucky facility. The weighted average interest rate on other short-term and long-term debt was approximately 9.0% and 9.2% at June 28, 1998 and June 29, 1997, respectively.


   (6)  Income Taxes

       The provision for income taxes for the year ended June 28, 1998, represented $351 of alternative minimum tax. The provision for income taxes for the years ended June 29, 1997 and June 30, 1996, represented foreign taxes of $25 and $28, respectively.

       For the year ended June 28, 1998, the provision for income taxes was offset by the utilization of a net operating loss carryforward. Realization of the remaining deferred tax asset associated with the net operating loss carryforward is dependent on the likelihood of generating sufficient taxable income prior to its expiration. In determining the need for a deferred tax asset valuation allowance, the Company considered the weight of available evidence to determine whether it was more likely than not that the deferred tax assets would be utilized. Due to the uncertainty of future results, it was concluded that realization of deferred tax assets was not "more likely than not" and, accordingly, a valuation allowance to reduce net deferred tax assets to zero was recorded.

        Deferred tax assets and liabilities have not been allocated to the TAS Division.

  (7)  Employee Benefit Plans

       The Company has three stock options plans: the ENTEX Holdings 1996 Stock Option Plan (the "Holdings Plan") adopted February 1996, EIS Stock Option Plan (the "EIS Plan") adopted July 1996, and the Performance Incentive Plan (the "PIP") adopted August 1996 (collectively, the "Plans").

       The Company has a Non-Employee Director Stock Plan, adopted August 1996, which provides for the crediting of stock units representing the right to receive common stock at not less than 100% of the fair market value at the time of the credit.

       In fiscal year 1996, certain managers and employees owned common stock of the Company pursuant to Securities Purchase and Stockholders' Agreements ("Management Shares"), and share units pursuant to the 1993 Employee Share Unit Plan ("SharePlan Shares"). Effective June 28, 1996, as a result of an amendment to such plans, ownership was vested in the management shares, common stock was issued for share units, and the Company recorded compensation expense of $18,185, of which $14,548 was allocated to the TAS Division. In addition, the Company assumed the obligation for the tax withholding requirement for the SharePlan Shares of $2,000, of which $1,600 was allocated to the TAS Division and was recorded as compensation expense. No compensation expense was recognized in connection with the Management Shares or SharePlan Shares for the years ended June 28, 1998 and June 29, 1997.

       Pro forma information regarding net income is required by SFAS No. 123 "Accounting for Stock Based Compensation", and has been determined as if the Company had accounted for its stock option plan under the fair value method of that statement. Pro forma net income and compensation expense for the TAS Division are as follows:


                                                June 28,     June 29,
                                                 1998          1997
                                                -------      -------
                                                   (In thousands,
                                                except per share data)

        Net income (loss)........ As reported   $15,730      $(749)
                                  Pro forma      14,987     (1,325)
        Compensation Expense..... Pro forma         743        576


       For purposes of pro forma disclosures only, the estimated fair value of the options is amortized to expense over the options' vesting period. The fair value for all options was estimated at the date of grant using the Black-Scholes multiple option model with the following assumptions: Risk-free interest rates of 5.08% to 6.22%, for fiscal year 1998 and 6.22% to 6.39% for fiscal year 1997; expected dividend yield of 0.0%; and expected life of 3.0 to
  8.8 years. The per share weighted-average fair value of options granted was $1.11 during fiscal year 1998 and $1.40 during fiscal 1997. Volatility was not a factor in calculating the fair value of options since the Company's stock is not publicly traded.

       The Company has a 401(k) Plan that covers all employees effective the first day of the month following 30 days of employment and who are at least 21 years of age. Employees may contribute between 1% and 15% of compensation subject to the limitations imposed by law. The Company will match up to 3% of the employee's eligible contribution. The amount charged to expense for the matching contribution, as allocated to the TAS Division, was $1,406 and $1,158 for the years ended June 28, 1998 and June 29, 1997, respectively. There was no matching contribution for the year ended June 30, 1996.

  (8)  Leases

       The Company routinely leases office buildings, equipment and automobiles. These leases expire at various dates through July 2005. Certain leases contain renewal provisions and generally require the Company to pay utilities, insurance, taxes, and other operating expenses. None of these leases, or the obligations thereunder, were assumed by CompuCom as a part of the sale of the TAS Division.

       Expenses under operating leases, as allocated to the TAS Division, totaled $6,933, $6,311 and $4,988 for the years ended June 28, 1998, June 29, 1997, and June 30, 1996, respectively.

     Item 7(b).
                          SAFEGUARD SCIENTIFICS, INC.
                    PRO FORMA COMBINED FINANCIAL STATEMENTS
                                  (UNAUDITED)

          On May 10, 1999, Safeguard's majority-owned subsidiary, CompuCom, finalized an Asset Purchase Agreement with ENTEX whereby CompuCom acquired certain assets of ENTEX's Technology Acquisition Services Division ("TASD"). Under the terms of the Asset Purchase Agreement, CompuCom purchased product inventory, certain fixed assets and ENTEX's Erlanger, Kentucky distribution center for approximately $137.2 million in cash. The unaudited pro forma combined financial statements have been prepared from and should be read in conjunction with the consolidated financial statements and notes thereto for Safeguard included in its Annual Report on Form 10-K for the year ended December 31, 1998, and the combined financial statements of ENTEX as of June 28, 1998 which are included in this Current Report on Form 8-K.

          The combining companies have different quarterly periods. ENTEX maintains its accounting records on a fifty-two week basis ending on the Sunday closest to June 30. Safeguard maintains its accounting records on a calendar basis, ending on December 31.

          The pro forma combined balance sheet assumes that the acquisition took place on March 31, 1999 and combines Safeguard's unaudited March 31, 1999 consolidated balance sheet and ENTEX's TASD unaudited March 28, 1999 combined balance sheet.

          The pro forma combined statement of operations assume the acquisition took place as of the beginning of the periods presented. The combined statement of operations for the three months ended March 31, 1999 combines Safeguard's unaudited condensed consolidated statement of operations for the three months ended 3/31/99 and ENTEX's TASD unaudited combined statement of operations for the three months ended March 28, 1999. The combined statement of operations for the year ended December 31, 1998 combines Safeguard's audited consolidated statement of operations for the year ended December 31, 1998 and ENTEX's TASD unaudited combined statement of operations for the year ended December 27, 1998.

          In management's opinion, the pro forma results of operations are not indicative of the actual results that would have occurred had the acquisition been consummated at the beginning of the periods presented and is not intended to be a projection of future results. Pro forma adjustments that give effect to actions taken by management or other efficiencies expected to be realized as a result of the transactions, are not reflected in the following pro forma results of operations. CompuCom has not completed the allocation of the purchase price for this acquisition. Therefore, the amount of cost in excess of fair value of tangible net assets purchased could be adjusted once the allocation is finalized.

                       PRO FORMA COMBINED BALANCE SHEET
                                (in thousands)
                                  (unaudited)


                                                            Safeguard
                                                        Scientifics, Inc.         TASD                                  Pro Forma
                                                             3/31/99             3/28/99         Adjustments            Combined
                                                        -----------------    ---------------    ---------------       --------------

        Assets
        ------
Current assets:
   Cash and Cash Equivalents                                 $   13,808           $  9,034       ($     9,034)  (a)     $   13,808
   Short-term investments                                       164,924                                                    164,924
   Receivables less allowances                                  235,879            255,746           (255,746)  (a)        235,879
   Inventories                                                  132,398            111,593            (18,686)  (a)        225,305
   Vendor receivables                                                               39,518            (39,518)  (a)
   Other                                                          4,996              3,368             (3,368)  (a)          4,996
                                                        ---------------    ---------------    ---------------       --------------
    Total current assets                                        552,005            419,259           (326,352)             644,912

Property and equipment, net                                      58,165             17,155             (4,655)  (a)         70,665

Other Assets
   Investments                                                  327,856                                                    327,856
   Notes and other receivables                                   18,359                                                     18,359
   Excess of cost over net assets of
     businesses acquired, net                                    80,279             27,677              4,151   (c)        112,107
   Other current assets                                           9,444              4,585             (4,585)  (a)          9,444
                                                        ---------------    ---------------    ---------------       --------------
     Total other assets                                         435,938             32,262               (434)             467,766
                                                        ---------------    ---------------    ---------------       --------------

                                                             $1,046,108           $468,676         ($ 331,441)          $1,183,343
                                                        ===============    ===============    ===============       ==============

   Liabilities and Shareholders' Equity
   ------------------------------------
Current liabilities:
   Current debt obligations                                  $      896          $130,444          ($130,444)  (a)      $      896
   Accounts payable                                             165,340           282,256           (282,256)  (a)         165,340
   Accrued liabilities                                          145,009            28,778            (28,778)  (a)         145,009
                                                        ---------------    ---------------    ---------------       --------------
     Total current liabilities                                  311,245            441,478           (441,478)             311,245

Long-Term debt                                                  106,175            102,276             34,959   (b)        243,410

Deferred Taxes                                                    5,619                                                      5,619
Minority Interest                                                96,883                                                     96,883
Other Long-Term Liabilities                                      78,056                                                     78,056

Convertible Subordinated Notes                                   71,345                                                     71,345

Shareholders' Equity:
   Common stock                                                   3,280                                                      3,280
   Additional paid-in capital                                    69,909                                                     69,909
   Retained earnings                                            285,742            (75,078)            75,078   (a)        285,742
   Accumulated other comprehensive income                        29,469                                                     29,469
   Treasury stock, at cost                                      (11,615)                                                   (11,615)
                                                        ---------------    ---------------    ---------------       --------------
      Total shareholders' equity                                376,785            (75,078)            75,078              376,785
                                                        ---------------    ---------------    ---------------       --------------

Total Liabilities and Shareholder's Equity                   $1,046,108           $468,676         ($ 331,441)          $1,183,343
                                                        ===============    ===============    ===============       ==============

        See notes to unaudited pro forma combined financial statements.

                  PRO FORMA COMBINED STATEMENT OF OPERATIONS
                                (in thousands)
                                  (unaudited)


                                                           Safeguard
                                                        Scientifics, Inc.      TASD
                                                         Three Months       Three Months                             Pro Forma
                                                         Ended 3/31/99     Ended 3/28/99         Adjustments         Combined
                                                        ---------------   --------------     ------------------    --------------
Revenue:
   Net Sales
        Product                                         $       425,467          432,240                           $      857,707
        Service                                                  74,418                                                    74,418
                                                        ---------------   --------------     ------------------    --------------
   Total Net Sales                                              499,885          432,240                      0           932,125

   Securities and other gains, net                               51,659                                                    51,659
   Other income                                                   3,751                                                     3,751
                                                        ---------------   --------------     ------------------    --------------
     Total revenue                                              555,295          432,240                                  987,535
                                                        ---------------   --------------     ------------------    --------------

Costs and Expenses
   Costs of sales - product                                     388,312          398,185                                  786,497
   Costs of sales - service                                      47,991                                                    47,991
   Operating expenses                                            69,590           28,265                    (63)(d)        97,792
   Interest and financing                                         7,732            7,865                 (5,463)(e)        10,134
   Equity in losses of affiliates                                 6,470                                                     6,470
                                                        ---------------   --------------     ------------------    --------------
     Total costs and expenses                                   520,095          434,315                 (5,526)          948,884
                                                        ---------------   --------------     ------------------    --------------

Earnings Before Minority Interest and Taxes on Income            35,200          ( 2,075)                 5,526            38,651

     Minority Interest                                            1,951                                  (1,708)(g)           243

                                                        ---------------   --------------     ------------------    --------------
Earnings before income taxes                                     37,151          ( 2,075)                 3,818            38,894

  Provision for taxes on income                                  13,003                7                    603(f)         13,613
                                                        ---------------   --------------     ------------------    --------------
Net Earnings                                            $        24,148   ($       2,082)    $            3,215    $       25,281
                                                        ===============   ==============     ==================    ==============

Earnings per common share:
     Basic                                                         $.76                                            $          .80
     Diluted                                                       $.71                                            $          .74

Average common shares outstanding:
     Basic                                                       31,751                                                    31,751
     Diluted                                                     34,852                                                    34,852

        See notes to unaudited pro forma combined financial statements

                                            PRO FORMA COMBINED STATEMENT OF OPERATIONS
                                                          (In thousands)
                                                            (Unaudited)

                                                          Safeguard
                                                         Scientifics             TASD
                                                          12 Months            12 Months                           Pro Forma
                                                       Ended 12/31/98       Ended 12/27/98        Adjustments       Combined
                                                      ----------------     ----------------     --------------   --------------
Revenues
    Net Sales
          Product                                           $1,994,965            1,913,590                         $3,908,555
          Service                                              280,178                                                 280,178
                                                      ----------------     ----------------     ---------------  -------------
    Total Net Sales                                          2,275,143            1,913,590                   0      4,188,733
    Securities and other gains, net                            193,665                                                 193,665
    Other income                                                14,691                                                  14,691
                                                      ----------------     ----------------     ---------------  -------------
        Total revenue                                        2,483,499            1,913,590                          4,397,089
                                                      ----------------     ----------------     ---------------  -------------

Costs and Expenses
    Costs of sales - product                                 1,787,370            1,737,639                          3,525,009
    Costs of sales - service                                   185,561                                                 185,561
    Operating expenses                                         290,734              198,853                (254)(d)    489,333
    Interest and financing                                      29,720               27,282             (17,676)(e)     39,326
    Equity in losses of affiliates                               2,083                                                   2,083
    Restructuring                                               16,437                                                  16,437
                                                      ----------------     ----------------     ---------------  -------------
        Total costs and expenses                             2,311,905            1,963,774            ( 17,930)     4,257,749
                                                      ----------------     ----------------     ---------------  -------------


Earnings Before Minority Interest and Taxes on Income          171,594             ( 50,184)             17,930        139,340

          Minority Interest                                       ( 47)                                  15,868(g)      15,821
                                                      ----------------     ----------------     ---------------  -------------


Earnings before income taxes                                   171,547             ( 50,184)             33,798        155,161

    Provision for taxes on income                               61,424                  357              (6,233)(f)     55,548
                                                      ----------------     ----------------     ---------------  -------------

Net Earnings                                                $  110,123        ($     50,541)          $  40,031     $   99,613
                                                      ================     ================     ===============  =============

Earnings per common share:
        Basic                                                    $3.46                                                   $3.13
        Diluted                                                  $3.22                                                   $2.92

Average common shares outstanding:
        Basic                                                   31,833                                                  31,833
        Diluted                                                 34,914                                                  34,914


See notes to unaudited pro forma combined financial statements


                          Safeguard Scientifics, Inc.
          NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS


The following adjustments give pro forma effect to the transaction:

(a) Adjustments to reflect both TASD assets not acquired and TASD liabilities not assumed by CompuCom as part of the acquisition. CompuCom purchased inventory, selected fixed assets, and the Erlanger, Kentucky distribution center from TASD for approximately $137.2 million in cash.
(b) Adjustment to reflect the net addition to long-term debt as a result of the incurrence of approximately $137.2 million in debt to finance the purchase price of the acquisition offset by the amount of long-term debt reflected on TASD combined balance sheet as of March 28, 1999. CompuCom assumed no TASD debt as a part of the acquisition.
(c) Adjustment to reflect the net addition to cost in excess of fair value of tangible net assets purchased, resulting from a preliminary allocation of the purchase price.
(d) Adjustment to reflect amortization of the cost in excess of fair value of tangible net assets acquired by CompuCom as part of the acquisition over an estimated life of 20 years.
(e) Adjustment to reflect the increase in financing expense resulting from the incurrence of debt to finance the purchase price of the acquisition. The interest rate on this debt of approximately $137.2 million is assumed to be 7 percent. A change of 1/8 percent in the interest rate would result in a change in interest expense and net income of $171,000 and $103,000 before and after taxes, respectively.
(f) Adjustment to reflect Safeguard' effective tax rate of 35% and 36% on the pro forma combined earnings before income taxes for the three months ended March 31, 1999 and the year ended December 31, 1998, respectively.
(g) Adjustment to reflect Safeguard's share of the pro forma earnings or losses of TASD.

Item 7(c) Exhibits.

23.1 Consent of KPMG LLP, with respect to the combined financial statements of ENTEX Information Services, Inc.-Technology Acquisition Services Division.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       Safeguard Scientifics, Inc.
                                       (Registrant)


Date:  July 26, 1999                   By: /s/ Michael W. Miles
                                           _____________________________
                                           Michael W. Miles, Senior Vice
                                           President Finance and Chief
                                           Financial Officer